Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus, of our report dated March 16, 2023 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Hillstream BioPharma, Inc. as of and for the years ended December 31, 2022 and 2021, included in the Annual Report on Form 10-K for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the related Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

March 17, 2023